Exhibit 99.1

South Plains Financial, Inc. Reports Third Quarter 2023 Financial Results

LUBBOCK, Texas, October 24, 2023 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter ended September 30, 2023.

Third Quarter 2023 Highlights

●	Net income for the third quarter of 2023 was $13.5 million, compared to $29.7 million for the second quarter of 2023 and $15.5 million for the third quarter of 2022.
●
Diluted earnings per share for the third quarter of 2023 was $0.78, compared to $1.71 for the second quarter of 2023 and $0.86 for the third quarter of 2022. Excluding one-time gains net of charges related to the sale of a subsidiary ($22.9 million net of tax) and the loss from repositioning of the securities portfolio ($2.7 million net of tax), second quarter 2023 diluted earnings per share was $0.55.

●
Deposits grew $46.1 million, or 1.3%, to $3.62 billion during the third quarter of 2023, as compared to June 30, 2023; an estimated 16% of deposits at September 30, 2023 were uninsured or uncollateralized.

●	Average cost of deposits for the third quarter of 2023 was 207 basis points, compared to 169 basis points for the second quarter of 2023 and 52 basis points for the third quarter of 2022.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.52% for the third quarter of 2023, compared to 3.65% for the second quarter of 2023.
●	Loans held for investment grew $14.5 million, or 1.9% annualized, during the third quarter of 2023, compared to June 30, 2023.
●	The provision for credit losses was negative $0.7 million in the third quarter of 2023, compared to $3.7 million in the second quarter of 2023 and negative $0.8 million in the third quarter of 2022.
●	Nonperforming assets to total assets were 0.12% at September 30, 2023, compared to 0.51% at June 30, 2023 and 0.20% at September 30, 2022.
●	Return on average assets for the third quarter of 2023 was 1.27% annualized, compared to 2.97% annualized for the second quarter of 2023 and 1.53% annualized for the third quarter of 2022.
●	Tangible book value (non-GAAP) per share was $21.07 as of September 30, 2023, compared to $21.82 as of June 30, 2023 and $18.61 as of September 30, 2022.
●
Liquidity available through borrowing capacity of $1.89 billion with the Federal Home Loan Bank of Dallas, the Federal Reserve Bank of Dallas Discount Window, and access to the Federal Reserve’s Bank Term Funding Program at September 30, 2023.

●
Capital ratios at September 30, 2023 were total risk-based capital ratio – 16.82%, Tier 1 risk-based capital ratio – 13.46%, Common Equity Tier 1 risk-based capital ratio – 12.19%, and Tier 1 leverage ratio - 11.13%, and significantly exceeded the minimum regulatory levels necessary to be deemed “well-capitalized” .

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very proud of our performance once again this quarter as we delivered net interest income growth despite continued pressure on our funding costs. We have benefited from the strong loan growth delivered during the first half of 2023 combined with a healthy rise in our loan portfolio’s yield, which increased an additional sixteen basis points to 6.10% in the third quarter.  We also believe we have ample opportunities to reprice both our commercial loan and indirect auto portfolios over the next year which will continue to drive interest income growth even if our balance sheet only experiences moderate growth given the slowing economy.  Importantly, we have not sacrificed credit quality as the credit metrics of our loan portfolio remain strong, evidenced by our nonperforming assets being at their lowest level since before our IPO in 2019.  While we continue to deliver solid growth and strong credit metrics, our share price has remained below what we believe to be intrinsic value.  As a result, we repurchased 355,000 shares for total proceeds of $9.3 million in the third quarter.”

Results of Operations, Quarter Ended September 30, 2023

Net Interest Income

Net interest income was $35.7 million for the third quarter of 2023, compared to $34.6 million for the second quarter of 2023 and $35.1 million for the third quarter of 2022. Net interest margin, calculated on a tax-equivalent basis, was 3.52% for the third quarter of 2023, compared to 3.65% for the second quarter of 2023 and 3.70% for the third quarter of 2022. The average yield on loans was 6.10% for the third quarter of 2023, compared to 5.94% for the second quarter of 2023 and 5.12% for the third quarter of 2022. The average cost of deposits was 207 basis points for the third quarter of 2023, which is 40 basis points higher than the second quarter of 2023 and 157 basis points higher than the third quarter of 2022.

Interest income was $56.5 million for the third quarter of 2023, compared to $50.8 million for the second quarter of 2023 and $41.1 million for the third quarter of 2022. Interest income increased $5.7 million in the third quarter of 2023 from the second quarter of 2023, which was mainly comprised of an increase of $3.4 million in loan interest income and $2.3 million in interest income on other interest-earning assets. The growth in loan interest income was primarily due to an increase of $111.6 million in average loans outstanding and the rising short-term interest rate environment, as the yield on loans rose 16 basis points. The additional interest income on other interest-earning assets was predominately a result of increased liquidity maintained at the Federal Reserve Bank of Dallas and increased rates.  Interest income increased $15.7 million in the third quarter of 2023 compared to the third quarter of 2022. This increase was primarily due to an increase of average loans of $334.5 million and higher market interest rates during the period, resulting in growth of $11.8 million in loan interest income.

Interest expense was $20.8 million for the third quarter of 2023, compared to $16.2 million for the second quarter of 2023 and $6.0 million for the third quarter of 2022. Interest expense increased $4.6 million compared to the second quarter of 2023 and $14.8 million compared to the third quarter of 2022, primarily as a result of significantly rising short-term interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits. Additionally, interest-bearing deposits have grown during both of the period comparisons. Average brokered deposits increased approximately $175 million during the third quarter 2023 from the second quarter 2023.

Noninterest Income and Noninterest Expense

Noninterest income was $12.3 million for the third quarter of 2023, compared to $47.1 million for the second quarter of 2023 and $20.9 million for the third quarter of 2022. The decrease from the second quarter of 2023 was primarily due to the $33.5 million gain on sale of Windmark Insurance Agency, Inc. (“Windmark”) in the second quarter of 2023. Additionally, bank card services and interchange revenue decreased $0.9 million for the third quarter of 2023 compared to the second quarter of 2023, after increasing $1.1 million during the second quarter. The increase in the second quarter was mainly as a result of incentives and rebates received during the period. The decrease in noninterest income for the third quarter of 2023 as compared to the third quarter of 2022 was primarily due to a reduction of $4.8 million in income from insurance activities due to the sale of Windmark and a decrease of $1.7 million in mortgage banking revenues as originations of mortgage loans held for sale declined $50.1 million as mortgage interest rates have risen which has slowed mortgage activity. Additionally, there was $2.1 million of income in legal settlements during the third quarter of 2022.

Noninterest expense was $31.5 million for the third quarter of 2023, compared to $40.5 million for the second quarter of 2023 and $37.4 million for the third quarter of 2022. The $9.0 million decrease from the second quarter of 2023 was largely the result the second quarter having $4.5 million in personnel and transaction expenses as part of the Windmark sale plus related incentive compensation and a $3.4 million loss on the sale of securities. The decrease in noninterest expense for the third quarter of 2023 as compared to the third quarter of 2022 was primarily driven by a reduction of $2.9 million in Windmark expenses due to the sale, a reduction of $1.8 million in mortgage personnel costs due to the decline in mortgage loan originations and a decrease of $759 thousand in legal expenses incurred largely as a result of a vendor dispute, which was resolved and accounted for by the end of 2022.

Loan Portfolio and Composition

Loans held for investment were $2.99 billion as of September 30, 2023, compared to $2.98 billion as of June 30, 2023 and $2.69 billion as of September 30, 2022. The $14.5 million, or 1.9% annualized, increase during the third quarter of 2023 as compared to the second quarter of 2023 occurred primarily in commercial real estate loans, residential mortgage loans, seasonal agricultural loans, and energy loans, partially offset by $16.5 million in loan payoffs of nonperforming credits as detailed below. As of September 30, 2023, loans held for investment increased $303.2 million, or 11.3% year over year, from September 30, 2022, primarily attributable to strong organic loan growth.

Deposits and Borrowings

Deposits totaled $3.62 billion as of September 30, 2023, compared to $3.57 billion as of June 30, 2023 and $3.46 billion as of September 30, 2022. Deposits increased by $46.1 million, or 1.3%, in the third quarter of 2023 from June 30, 2023. As of September 30, 2023, deposits increased $160.1 million, or 4.6% year over year, from September 30, 2022. Noninterest-bearing deposits were $1.05 billion as of September 30, 2023, compared to $1.10 billion as of June 30, 2023 and $1.26 billion as of September 30, 2022. Noninterest-bearing deposits represented 28.9% of total deposits as of September 30, 2023. The quarterly growth in deposits was mainly the result of an increase of $71 million in brokered deposits, partially offset by a decrease of $14 million in public-fund deposits. The year-over-year increase in deposits is primarily a result of growth of $152 million in brokered deposits in the second and third quarters of 2023 given the overall focus on improving liquidity.

Asset Quality

The Company recorded a negative provision for credit losses in the third quarter of 2023 of $0.7 million, compared to $3.7 million in the second quarter of 2023 and a negative provision of $0.8 million in the third quarter of 2022. The negative provision during the third quarter of 2023 was largely attributable to a reduction of $1.3 million in specific reserves, partially offset by organic loan growth and net charge-off activity during the third quarter. The reduction in specific reserves was a result of the full repayment of a $13.3 million nonaccrual relationship in the third quarter. Classified loans declined $16.8 million during the third quarter of 2023 to $50.7 million from $67.4 million at June 30, 2023.

The ratio of allowance for credit losses to loans held for investment was 1.41% as of September 30, 2023, compared to 1.45% as of June 30, 2023 and 1.47% as of September 30, 2022.

The ratio of nonperforming assets to total assets as of September 30, 2023 was 0.12%, compared to 0.51% as of June 30, 2023 and 0.20% at September 30, 2022. Annualized net charge-offs (recoveries) were 0.05% for the third quarter of 2023, compared to 0.05% for the second quarter of 2023 and (0.10)% for the third quarter of 2022. The decrease in nonperforming assets was a result of the full repayment of the $13.3 million relationship noted above and full repayment of a $3.3 million nonperforming relationship during the third quarter.

Capital

Book value per share decreased to $22.39 at September 30, 2023, compared to $23.13 at June 30, 2023. The decrease was primarily driven by a decrease in accumulated other comprehensive income (“AOCI”) and by $9.3 million in share repurchases, partially offset by an increase of $11.3 million of net income after dividends paid. The decrease in AOCI was attributed to the after-tax decline in fair value of our available for sale securities, net of fair value hedges, as a result of significant increases in long-term market interest rates during the period.

Conference Call

South Plains will host a conference call to discuss its third quarter 2023 financial results today, October 24, 2023, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13741532. The replay will be available until November 7, 2023.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits and related changes in deposit customer behavior; changes in market interest rates; the persistence of the current inflationary environment in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; the effects of declines in housing prices in the United States and our market areas; increases in unemployment rates in the United States and our market areas; declines in commercial real estate prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or security breaches; severe weather, natural disasters, acts of war or terrorism or other external events; regulatory considerations; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Selected Income Statement Data:
Interest income	$56,528	$50,821	$47,448	$46,228	$41,108
Interest expense	20,839	16,240	13,133	9,906	6,006
Net interest income	35,689	34,581	34,315	36,322	35,102
Provision for credit losses	(700)	3,700	1,010	248	(782)
Noninterest income	12,277	47,112	10,691	12,676	20,937
Noninterest expense	31,489	40,499	32,361	32,708	37,401
Income tax expense	3,683	7,811	2,391	3,421	3,962
Net income	13,494	29,683	9,244	12,621	15,458
Per Share Data (Common Stock):
Net earnings, basic	0.80	1.74	0.54	0.74	0.89
Net earnings, diluted	0.78	1.71	0.53	0.71	0.86
Cash dividends declared and paid	0.13	0.13	0.13	0.12	0.12
Book value	22.39	23.13	21.57	20.97	20.03
Tangible book value (non-GAAP)	21.07	21.82	20.19	19.57	18.61
Weighted average shares outstanding, basic	16,842,594	17,048,432	17,046,713	17,007,914	17,286,531
Weighted average shares outstanding, dilutive	17,354,182	17,386,515	17,560,756	17,751,674	17,901,899
Shares outstanding at end of period	16,600,442	16,952,072	17,062,572	17,027,197	17,064,640
Selected Period End Balance Sheet Data:
Cash and cash equivalents	352,424	295,581	328,002	234,883	329,962
Investment securities	584,969	628,093	698,579	701,711	711,412
Total loans held for investment	2,993,563	2,979,063	2,788,640	2,748,081	2,690,366
Allowance for credit losses	42,075	43,137	39,560	39,288	39,657
Total assets	4,186,440	4,150,129	4,058,049	3,944,063	3,992,690
Interest-bearing deposits	2,574,361	2,473,755	2,397,115	2,255,942	2,198,464
Noninterest-bearing deposits	1,046,253	1,100,767	1,110,939	1,150,488	1,262,072
Total deposits	3,620,614	3,574,522	3,508,054	3,406,430	3,460,536
Borrowings	122,493	122,447	122,400	122,354	122,307
Total stockholders’ equity	371,716	392,029	367,964	357,014	341,799
Summary Performance Ratios:
Return on average assets (annualized)	1.27%	2.97%	0.95%	1.27%	1.53%
Return on average equity (annualized)	14.01%	31.33%	10.34%	14.33%	17.37%
Net interest margin (1)	3.52%	3.65%	3.75%	3.88%	3.70%
Yield on loans	6.10%	5.94%	5.78%	5.59%	5.12%
Cost of interest-bearing deposits	2.93%	2.45%	2.03%	1.52%	0.82%
Efficiency ratio	65.34%	49.39%	71.42%	66.35%	66.38%
Summary Credit Quality Data:
Nonperforming loans	4,783	21,039	7,579	7,790	7,834
Nonperforming loans to total loans held for investment	0.16%	0.71%	0.27%	0.28%	0.29%
Other real estate owned	242	249	202	169	37
Nonperforming assets to total assets	0.12%	0.51%	0.19%	0.20%	0.20%
Allowance for credit losses to total loans held for investment	1.41%	1.45%	1.42%	1.43%	1.47%
Net charge-offs (recoveries) to average loans outstanding (annualized)	0.05%	0.05%	0.09%	0.09%	(0.10)%

	As of and for the quarter ended
	September 30 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Capital Ratios:
Total stockholders’ equity to total assets	8.88%	9.45%	9.07%	9.05%	8.56%
Tangible common equity to tangible assets (non-GAAP)	8.40%	8.96%	8.54%	8.50%	8.00%
Common equity tier 1 to risk-weighted assets	12.19%	12.11%	11.92%	11.81%	11.67%
Tier 1 capital to average assets	11.13%	11.67%	11.22%	11.03%	10.95%
Total capital to risk-weighted assets	16.82%	16.75%	16.70%	16.58%	16.46%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2023			September 30, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,005,699	$46,250	6.10%	$2,671,183	$34,464	5.12%
Debt securities - taxable	561,068	5,422	3.83%	617,722	4,166	2.68%
Debt securities - nontaxable	159,577	1,054	2.62%	215,508	1,428	2.63%
Other interest-bearing assets	325,201	4,031	4.92%	293,636	1,351	1.83%

Total interest-earning assets	4,051,545	56,757	5.56%	3,798,049	41,409	4.33%
Noninterest-earning assets	177,216			208,135

Total assets	$4,228,761			$4,006,184

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,223,014	16,061	2.87%	$1,873,786	3,514	0.74%
Time deposits	344,395	2,904	3.35%	330,133	1,023	1.23%
Short-term borrowings	3	-	0.00%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	76,077	1,012	5.28%	75,914	1,012	5.29%
Junior subordinated deferrable interest debentures	46,393	862	7.37%	46,393	457	3.91%

Total interest-bearing liabilities	2,689,882	20,839	3.07%	2,326,230	6,006	1.02%
Demand deposits	1,071,175			1,248,804
Other liabilities	85,713			78,139
Stockholders’ equity	381,991			353,011

Total liabilities & stockholders’ equity	$4,228,761			$4,006,184

Net interest income		$35,918			$35,403
Net interest margin (2)			3.52%			3.70%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	September 30, 2023			September 30, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$2,892,887	$128,724	5.95%	$2,567,683	$99,262	5.17%
Debt securities - taxable	574,159	16,027	3.73%	592,069	10,058	2.27%
Debt securities - nontaxable	194,492	3,870	2.66%	216,951	4,315	2.66%
Other interest-bearing assets	212,384	7,010	4.41%	363,659	2,213	0.81%

Total interest-earning assets	3,873,922	155,631	5.37%	3,740,362	115,848	4.14%
Noninterest-earning assets	183,149			236,296

Total assets	$4,057,071			$3,976,658

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,090,250	38,529	2.46%	$1,905,000	5,782	0.41%
Time deposits	309,250	6,239	2.70%	334,686	2,962	1.18%
Short-term borrowings	111	5	6.02%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	76,031	3,037	5.34%	75,852	3,037	5.35%
Junior subordinated deferrable interest debentures	46,393	2,402	6.92%	46,393	1,005	2.90%

Total interest-bearing liabilities	2,522,035	50,212	2.66%	2,361,935	12,786	0.72%
Demand deposits	1,085,345			1,174,783
Other liabilities	74,865			64,639
Stockholders’ equity	374,826			375,301

Total liabilities & stockholders’ equity	$4,057,071			$3,976,658

Net interest income		$105,419			$103,062
Net interest margin (2)			3.64%			3.68%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2023	December 31, 2022

Assets
Cash and due from banks	$44,583	$61,613
Interest-bearing deposits in banks	307,841	173,270
Securities available for sale	584,969	701,711
Loans held for sale	20,273	30,403
Loans held for investment	2,993,563	2,748,081
Less: Allowance for credit losses	(42,075)	(39,288)
Net loans held for investment	2,951,488	2,708,793
Premises and equipment, net	56,391	56,337
Goodwill	19,315	19,508
Intangible assets	2,621	4,349
Mortgage servicing assets	27,749	27,474
Other assets	171,210	160,605
Total assets	$4,186,440	$3,944,063

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$1,046,253	$1,150,488
Interest-bearing deposits	2,574,361	2,255,942
Total deposits	3,620,614	3,406,430
Subordinated debt	76,100	75,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	71,617	58,265
Total liabilities	3,814,724	3,587,049
Stockholders’ Equity
Common stock	16,600	17,027
Additional paid-in capital	102,633	112,834
Retained earnings	337,076	292,261
Accumulated other comprehensive income (loss)	(84,593)	(65,108)
Total stockholders’ equity	371,716	357,014
Total liabilities and stockholders’ equity	$4,186,440	$3,944,063

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022

Interest income:
Loans, including fees	$46,242	$34,463	$128,703	$99,260
Other	10,286	6,645	26,094	15,680
Total interest income	56,528	41,108	154,797	114,940
Interest expense:
Deposits	18,965	4,537	44,768	8,744
Subordinated debt	1,012	1,012	3,037	3,037
Junior subordinated deferrable interest debentures	862	457	2,402	1,005
Other	-	-	5	-
Total interest expense	20,839	6,006	50,212	12,786
Net interest income	35,689	35,102	104,585	102,154
Provision for credit losses	(700)	(782)	4,010	(2,867)
Net interest income after provision for credit losses	36,389	35,884	100,575	105,021
Noninterest income:
Service charges on deposits	1,840	1,764	5,286	5,149
Income from insurance activities	30	4,856	1,478	8,003
Mortgage banking activities	4,602	6,287	12,146	28,593
Bank card services and interchange fees	3,157	3,156	10,156	9,856
Gain on sale of subsidiary	290	—	33,778	—
Other	2,358	4,874	7,236	11,868
Total noninterest income	12,277	20,937	70,080	63,469
Noninterest expense:
Salaries and employee benefits	18,709	22,927	61,400	67,620
Net occupancy expense	4,111	4,132	12,246	11,902
Professional services	1,560	2,523	4,924	7,795
Marketing and development	853	913	2,573	2,391
Other	6,256	6,906	23,206	21,673
Total noninterest expense	31,489	37,401	104,349	111,381
Income before income taxes	17,177	19,420	66,306	57,109
Income tax expense	3,683	3,962	13,885	11,490
Net income	$13,494	$15,458	$52,421	$45,619

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2023	December 31, 2022

Loans:
Commercial Real Estate	$1,046,262	$919,358
Commercial - Specialized	366,405	327,513
Commercial - General	514,567	484,783
Consumer:
1-4 Family Residential	534,511	460,124
Auto Loans	316,024	321,476
Other Consumer	77,325	81,308
Construction	138,469	153,519
Total loans held for investment	$2,993,563	$2,748,081

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	September 30, 2023	December 31, 2022

Deposits:
Noninterest-bearing deposits	$1,046,253	$1,150,488
NOW & other transaction accounts	499,344	350,910
MMDA & other savings	1,724,457	1,618,833
Time deposits	350,560	286,199
Total deposits	$3,620,614	$3,406,430

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Pre-tax, pre-provision income
Net income	$13,494	$29,683	$9,244	$12,621	$15,458
Income tax expense	3,683	7,811	2,391	3,421	3,962
Provision for credit losses	(700)	3,700	1,010	248	(782)

Pre-tax, pre-provision income	$16,477	$41,194	$12,645	$16,290	$18,638

Efficiency Ratio
Noninterest expense	$31,489	$40,499	$32,361	$32,708	$37,401

Net interest income	35,689	34,581	34,315	36,322	35,102
Tax equivalent yield adjustment	229	303	302	299	301
Noninterest income	12,277	47,112	10,691	12,676	20,937
Total income	48,195	81,996	45,308	49,297	56,340

Efficiency ratio	65.34%	49.39%	71.42%	66.35%	66.38%

Noninterest expense	$31,489	$40,499	$32,361	$32,708	$37,401
Less: Windmark transaction and related expenses	—	(4,532)	—	—	—
Less: net loss on sale of securities	—	(3,409)	—	—	—
Adjusted noninterest expense	31,489	32,558	32,361	32,708	37,401

Total income	48,195	81,996	45,308	49,297	56,340
Less: gain on sale of Windmark	(290)	(33,488)	—	—	—
Adjusted total income	47,905	48,508	45,308	49,297	56,340

Adjusted efficiency ratio	65.73%	67.12%	71.42%	66.35%	66.38%

	As of
	September 30, 2023	June 30, 2023	March 31, 2023		December 31, 2022		September 30, 2022
Tangible common equity
Total common stockholders’ equity	$371,716	$392,029	$	$ 367,964	$	$ 357,014	$	$ 341,799
Less: goodwill and other intangibles	(21,936)	(22,149)		(23,496)		(23,857)		(24,228)

Tangible common equity	$349,780	$369,880	$	$ 344,468	$	$ 333,157	$	$ 317,571

Tangible assets
Total assets	$4,186,440	$4,150,129	$	$ 4,058,049	$	$ 3,944,063	$	$ 3,992,690
Less: goodwill and other intangibles	(21,936)	(22,149)		(23,496)		(23,857)		(24,228)

Tangible assets	$4,164,504	$4,127,980	$	$ 4,034,553	$	$ 3,920,206	$	$ 3,968,462

Shares outstanding	16,600,442	16,952,072		17,062,572		17,027,197		17,064,640

Total stockholders’ equity to total assets	8.88%	9.45%		9.07%		9.05%		8.56%
Tangible common equity to tangible assets	8.40%	8.96%		8.54%		8.50%		8.00%
Book value per share	$22.39	$23.13		$21.57		$20.97		$20.03
Tangible book value per share	$21.07	$21.82		$20.19		$19.57		$18.61